Exhibit 11


                STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE

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                                                                                           Fiscal Year
                                                                                           -----------
                                                                              1996             1995            1994
                                                                         --------------------------------------------
Net income per share was calculated as follows:
    Income (loss) from continuing operations before discontinued
          operations                                                     ($1,094,373)       ($130,859)         $ 86,807
     Income (loss) from discontinued operations                                              $241,256       ($2,896,694)
     Net income (loss)                                                   ($1,094,373)        $110,397       ($2,809,887)

Primary:
     Weighted average common shares outstanding                            3,068,278        1,804,827         1,334,034
     Incremental shares under stock options and warrants
         computed under the treasury stock method using
         the average market price of the issuer's common
         stock during the periods                                            280,758            2,713           134,713
     Incremental shares under convertible preferred stock                    220,556
     Weighted average common and common equivalent shares
         outstanding                                                       3,068,278        1,807,540         1,468,747
     Income (loss) per common share from continuing
         operations                                                          ($.36)           ($.07)             $.06
     Income (loss) per common share from discontinued
         operations                                                                            $.13            ($1.97)
     Net income (loss) per common share                                      ($.36)            $.06            ($1.91)

Fully diluted:
     Weighted average common shares outstanding                            3,068,278        1,804,827         1,334,034
     Incremental shares under stock options and warrants
         computed under the treasury stock method using
         the marketprice of the issuer's common stock
         at the end of the periods if higher than the
         average market price                                                420,652           13,565           134,713
     Incremental shares under convertible preferred stock                    220,556
     Weighted average common and common equivalent shares
         outstanding                                                       3,068,278        1,818,392         1,468,747
     Income (loss) per common share from continuing
         operations                                                          ($.36)           ($.07)             $.06
     Income (loss) per common share from discontinued
         operations                                                                            $.13            ($1.97)
     Net income (loss) per common share                                      ($.36)            $.06            ($1.91)

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